Exhibit 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

W&T Offshore Announces Second Quarter 2025 Results,

Declares Dividend for Third Quarter of 2025 and

Celebrates 20 Year Anniversary on New York Stock Exchange

HOUSTON, August 4, 2025 – W&T Offshore, Inc. (NYSE: WTI) (“W&T,” the “Company,” “we” or “us”) today reported operational and financial results for the second quarter of 2025, declared a third quarter 2025 dividend of $0.01 per share and celebrated 20 years as a public company on the NYSE by ringing the closing bell.

This press release includes non-GAAP financial measures, including Adjusted Net Loss, Adjusted EBITDA, Free Cash Flow, Net Debt and PV-10, which are described and reconciled to the most comparable GAAP measures in the accompanying tables to this press release under “Non-GAAP Information.”

Key highlights for the second quarter of 2025 and through the date of this press release include:

●	Increased production by 10% over the first quarter of 2025 to 33.5 thousand barrels of oil equivalent per day (“MBoe/d”) (49% liquids), within guidance;
●	The potential revenue benefit from higher volumes in the second quarter of 2025 versus the first quarter of 2025 was offset by lower prices, which reduced quarter-over-quarter revenues from the sale of oil, natural gas liquids (“NGLs”) and natural gas by $8.1 million;
●	Performed nine low cost, low risk workovers that exceeded expectations and positively impacted production and revenue for the quarter;
●	Five of the nine workovers were performed in Mobile Bay, W&T’s largest natural gas field, and increased production without drilling any additional wells in this low decline, long life asset;
●	Incurred lease operating expenses (“LOE”) of $76.9 million, within guidance;
●	Reported net loss of $20.9 million, or $(0.14) per diluted share, an improvement from a net loss of $30.6 million, or $(0.21) per diluted share, in the first quarter of 2025;
●	Adjusted Net Loss totaled $11.8 million, or $(0.08) per diluted share (compared to $19.1 million, or $(0.13) per diluted share in the first quarter of 2025), which primarily excludes the net unrealized gain on outstanding derivative contracts and non-ARO plugging and abandonment costs and the related tax effects;
●	Non-ARO plugging and abandonment costs relate to the Company’s assumption of the decommissioning obligations of certain counterparties in past divestiture transactions or third parties in existing leases that have filed for bankruptcy protection or undergone associated reorganizations and may not be able to perform required abandonment obligations;
●	Grew Adjusted EBITDA by 9% over the first quarter of 2025 to $35.2 million;
●	Generated net cash flow from operating activities of $28.0 million and produced Free Cash Flow of $3.6 million;
●	Reported unrestricted cash and cash equivalents of $120.7 million and lowered total debt to $350.1 million and Net Debt to $229.4 million at June 30, 2025;

●	Added the following costless collar oil hedge:
●	2,000 barrels per day (“Bbl/d”) for July through December 2025, with a floor price of $63.00 per Bbl and ceiling price of $77.25 per Bbl;
●	Paid seventh consecutive quarterly dividend of $0.01 per common share in May 2025;
●	Declared third quarter 2025 dividend of $0.01 per share, which will be payable on August 25, 2025 to stockholders of record on August 18, 2025;
●	Reported mid-year SEC proved reserves of 123.0 million barrels of oil equivalent (“MMBoe”), using SEC prices and based on a reserve report prepared by Netherland, Sewell and Associates, Inc. (“NSAI”), and a present value of those SEC proved reserves discounted at 10% (“PV-10”) of $1.2 billion; and
●	Announced two positive surety outcomes in June 2025: 1) a settlement agreement with two surety providers representing nearly 70% of W&T’s surety bond portfolio (inclusive of surety providers that were not party to the Company’s litigation) where all claims against W&T were dismissed, without prejudice; and 2) a federal court recommended denial of a preliminary injunction against W&T by two other surety companies.

Tracy W. Krohn, W&T’s Chairman of the Board and Chief Executive Officer, commented, “We are delivering strong results including production growth of 10% and Adjusted EBITDA growth of 9% quarter-over-quarter, all while growing our cash position to over $120 million and reducing our net debt by about $15 million. We took advantage of a temporary spike in oil prices by adding to our crude hedging position to provide some additional downside protection. Operationally, we have brought online the remaining two fields from the Cox acquisition, which we expect will continue to ramp up production into the second half of 2025, as you can see from our third quarter and full year guidance. Acquisitions remain a key component of our success, and it is our ability to integrate and enhance the assets that we acquire that has allowed us to successfully operate for over 40 years. We remain focused on Free Cash Flow and Adjusted EBITDA generation through operational excellence, maximizing production and managing our operating costs. Our balance sheet has continued to strengthen in 2025 with the successful issuance of new 10.75% Notes, a new revolving credit facility and material cash additions through a non-core disposition and an insurance settlement. We have over $120 million in cash on our balance sheet and remain prepared to take advantage of potential acquisitions.”

“Our 2025 mid-year reserve report generated by NSAI showed net positive revisions of 1.8 MMBoe, which continues to demonstrate the strength of our asset base and our ability to maximize value from our fields. Additionally, we have reached a favorable agreement with our two largest surety providers and preliminary injunction motions against W&T from two additional sureties were recommended denied. These positive surety outcomes, coupled with the promising developments in the regulatory environment driven by the White House’s directives, alleviates some of the uncertainty that has unnecessarily and artificially suppressed our stock price and we expect that this will allow us to deliver more value to our shareholders. We are well positioned to continue to enhance our portfolio through additional accretive acquisition opportunities and are committed to enhancing shareholder value while returning value to our shareholders through the quarterly dividend program.”

Production, Prices and Revenue: Production for the second quarter of 2025 was within the Company’s second quarter guidance at 33.5 MBoe/d, an increase of 10% compared with 30.5 MBoe/d for the first quarter of 2025 and a decrease compared with 34.9 MBoe/d for the corresponding period in 2024. The second quarter 2025 production increase was driven by restoring production from fields associated with the 2024 Cox acquisition as well as returning to normal levels the shut-in production caused by freezing in the first quarter of 2025. There was a temporary shut-in of production in Mobile Bay during the second quarter due to a pipeline issue that was resolved by June 30 that reduced second quarter production by about 1,000 barrels of oil equivalent per day (“Boe/d”). Second quarter 2025 production was comprised of 13.8 thousand barrels per day (“MBbl/d”) of oil (41%), 2.7 MBbl/d of natural gas liquids (“NGLs”) (8%), and 102.0 million cubic feet per day (“MMcf/d”) of natural gas (51%).

W&T’s average realized price per Boe before realized derivative settlements was $39.16 per Boe in the second quarter of 2025, a decrease of 16% from $46.50 per Boe in the first quarter of 2025 and 12% from $44.40 per Boe in the second quarter of 2024. Second quarter 2025 oil, NGL and natural gas prices before realized derivative settlements were $63.55 per barrel of oil, $19.24 per barrel of NGL and $3.75 per Mcf of natural gas.

Revenues for the second quarter of 2025 were $122.4 million, which was 6% lower than first quarter of 2025 revenues of $129.9 million due to lower realized prices, which was partially offset by higher production volumes. Second quarter 2025 revenues were lower by 14% compared to $142.8 million of revenues in the second quarter of 2024 due to lower production volumes and lower realized prices.

Lease Operating Expenses: LOE, which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance expenses, was $76.9 million in the second quarter of 2025, which was within the Company’s guidance range. LOE for the second quarter of 2025 was approximately 8% higher compared to $71.0 million in the first quarter of 2025. Higher LOE in the second quarter of 2025 was primarily driven by higher base operating expenses, insurance expense and workover expenses. LOE for the second quarter of 2025 was slightly higher than the $74.0 million for the corresponding period in 2024. On a component basis for the second quarter of 2025, base LOE and insurance premiums were $59.2 million, workovers were $4.1 million, and facilities maintenance and other expenses were $13.6 million. On a unit of production basis, LOE was $25.20 per Boe in the second quarter of 2025. This was slightly lower than $25.88 per Boe for the first quarter of 2025 and higher than $23.29 per Boe for the corresponding period in 2024.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $5.5 million ($1.80 per Boe) in the second quarter of 2025, compared to $5.7 million ($2.06 per Boe) in the first quarter of 2025 and $8.6 million ($2.70 per Boe) in the second quarter of 2024.

Depreciation, Depletion and Amortization (“DD&A”):  DD&A was $8.67 per Boe in the second quarter of 2025. This compares to $11.99 per Boe and $11.55 per Boe for the first quarter of 2025 and the second quarter of 2024, respectively. The decrease in the DD&A rate per Boe for the second quarter of 2025 was driven by the revaluing of W&T’s underlying asset base associated with the midyear 2025 reserve report.

Asset Retirement Obligations Accretion: Asset retirement obligations accretion was $2.84 per Boe in the second quarter of 2025. This compares to $3.06 per Boe and $2.64 per Boe for the first quarter of 2025 and the second quarter of 2024, respectively.

General & Administrative Expenses (“G&A”):  G&A was $17.7 million for the second quarter of 2025, which decreased from $20.2 million in the first quarter of 2025 and $21.4 million in the second quarter of 2024 primarily due to a decrease in non-recurring legal and professional fees. On a unit of production basis, G&A was $5.79 per Boe in the second quarter of 2025 compared to $7.35 per Boe in the first quarter of 2025 and $6.72 per Boe in the corresponding period of 2024.

Derivative (Gain) Loss, net: In the second quarter of 2025, W&T recorded a net gain of $12.0 million related to commodity derivative contracts comprised of $9.5 million of realized gains, which includes $4.3 million of proceeds from the monetization of the Company’s natural gas put contracts, and $2.5 million of unrealized gains related to the increase in fair value of open contracts. W&T recognized a net loss of $2.8 million in the first quarter of 2025 and a net loss of $2.4 million in the second quarter of 2024 related to commodity derivative activities.

A summary of the Company’s outstanding derivative positions is provided in the investor presentation posted on W&T’s website.

Interest Expense: Net interest expense in the second quarter of 2025 was $9.0 million compared to $9.5 million in the first quarter of 2025 and $10.2 million in the second quarter of 2024. These decreases reflect the impact of the Company’s debt refinancing in January 2025.

Other Expense: During the second quarter of 2025, the Company reassessed its non-ARO plugging and abandonment costs and recorded a $13.9 million increase in the contingent loss accrual. This compares with a decrease of $0.2 million in the contingent loss accrual in the first quarter of 2025 and a $1.7 million increase in the contingent loss accrual in the second quarter of 2025. Although it is reasonably possible that the Company could receive state or federal decommissioning orders in the future or be notified of defaulting third parties in existing leases, the Company cannot predict with certainty, if, how or when such orders or notices will be resolved or estimate a possible loss or range of loss that may result from such orders.

Income Tax Benefit: W&T recognized an income tax benefit of $2.4 million in the second quarter of 2025. This compares to the recognition of an income tax benefit of $4.6 million in both the first quarter of 2025 and the second quarter of 2024.

Balance Sheet and Liquidity: As of June 30, 2025, W&T had available liquidity of $170.7 million comprised of $120.7 million in unrestricted cash and cash equivalents and $50.0 million of borrowing availability under W&T’s new revolving credit facility. As of June 30, 2025, the Company had total debt of $350.1 million and Net Debt of $229.4 million, which decreased $14.7 million from $244.1 million at March 31, 2025. As of June 30, 2025, Net Debt to trailing twelve months Adjusted EBITDA was 1.8x.

Capital Expenditures and Asset Retirement Obligation Settlements: Capital expenditures on an accrual basis in the second quarter of 2025 were $10.4 million, and asset retirement obligation settlement costs totaled $12.2 million. The Company continues to expect its full year capital expenditure budget to be between $34 million and $42 million, which excludes potential acquisition opportunities.

Cash Dividend Policy

The Company paid its second quarter 2025 dividend of $0.01 per share on May 27, 2025 to stockholders of record on May 20, 2025.

The Board of Directors declared a third quarter 2025 dividend of $0.01 per share which is to be paid on August 25, 2025 to stockholders of record on August 18, 2025.

Surety Update

As previously announced on June 17, 2025, the Company came to a settlement agreement with two of its largest surety providers which calls for the dismissal of a previously filed lawsuit. The settlement agreement requires the surety providers to withdraw their current collateral demands, and further provides that the surety providers may not make additional collateral demands or increase premiums through December 31, 2026, outside certain limited circumstances involving unlikely events of default. Additionally, premium rates for all existing bonds provided by the two surety providers will be locked in at W&T’s historical rates without increase through December 31, 2026, representing a prolonged rate lock in excess of “ordinary course” rate negotiations, thereby providing consistency and predictability in W&T’s surety premium expense. These two surety providers, together with W&T’s other major surety provider who did not attempt to increase premiums or call for collateral, represent nearly 70% of W&T’s surety bond portfolio.

As previously announced on June 30, 2025, a U.S. Magistrate Judge recommended denying two surety companies motions for preliminary injunction, through which they collectively asked for full monetization of over $100 million. The Court found, in relevant part, the sureties failed to demonstrate they would suffer irreparable harm if their cash collateral demands were not granted. W&T will not be required to post collateral (if at all) until a determination on the merits of the pending lawsuit with the remaining surety providers.

OPERATIONS UPDATE

Well Recompletions and Workovers

During the second quarter of 2025, W&T performed nine low cost, low risk workovers that exceeded expectations and positively impacted production and revenue for the quarter. Five of the nine workovers were performed in Mobile Bay, W&T’s largest natural gas field, and increased production without drilling any additional wells in this low decline, long life asset. W&T plans to continue performing these low cost and low risk short payout operations that impact both production and revenue.

Mid-Year 2025 Proved Reserves

As calculated by NSAI, W&T’s independent reserve engineering consultants, proved reserves using SEC pricing methodology totaled 123.0 MMBoe at June 30, 2025, compared with 127.0 MMBoe at year-end 2024. The decrease in proved reserves was primarily driven by 5.8 MMBoe of production in the first half of 2025, partially offset by net positive revisions of 1.8 MMBoe. The mid-year proved reserves, which were 67% proved developed producing, 27% proved developed non-producing and 6% proved undeveloped, were 44% liquids (34% oil and 10% NGLs) and 56% natural gas.  W&T operates approximately 94% of its mid-year 2025 proved reserves.

The pre-tax PV-10 of the mid-year 2025 proved reserves using SEC pricing was $1.2 billion (before consideration of expenditures for asset retirement obligations). This compares to the pre-tax PV-10 of $1.2 billion at year-end 2024, as W&T was able to preserve its reserve value despite six months of production. Mid-year 2025 SEC proved reserves and PV-10 were based on an average 12-month oil and natural gas prices of $71.20 per barrel and $2.86 per MMBtu, respectively. Prices used to determine proved reserves and PV-10 for year-end 2024 were $76.32 per barrel of oil and $2.13 per MMBtu of natural gas.

Third Quarter and Full Year 2025 Production and Expense Guidance

The guidance for the third quarter and full year 2025 in the table below represents the Company’s current expectations. Please refer to the section entitled “Forward-Looking and Cautionary Statements” below for risk factors that could impact guidance.

Production	Third Quarter 2025	Full Year 2025
Oil (MBbl)	1,320 – 1,460	5,150 ‒ 5,690
NGLs (MBbl)	210 – 235	1,020 ‒ 1,140
Natural gas (MMcf)	9,080 – 10,040	34,880 ‒ 38,560
Total equivalents (MBoe)	3,043 – 3,368	11,983 – 13,257
Average daily equivalents (MBoe/d)	33.1 – 36.6	32.8 – 36.3
Expenses	Third Quarter 2025	Full Year 2025
Lease operating expense ($MM)	71.5 – 79.3	280.0 – 310.0
Gathering, transportation & production taxes ($MM)	6.7 – 7.5	27.1 – 30.1
General & administrative – cash ($MM)	15.6 – 17.4	62.0 – 69.0
DD&A ($ per Boe)		13.40 – 14.90

W&T expects substantially all income taxes in 2025 to be deferred.

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Tuesday, August 5, 2025 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). Interested parties may dial 1-844-739-3797. International parties may dial 1-412-317-5713. Participants should request to connect to the “W&T Offshore Conference Call.” This call will also be webcast and available on W&T’s website at www.wtoffshore.com under “Investors.” An audio replay will be available on the Company’s website following the call.

W&T Offshore, Inc. Rang New York Stock Exchange Closing Bell on August 4

W&T Offshore, Inc. rang the closing bell at the NYSE in commemoration of twenty years of being listed on the NYSE. The Company has been a publicly traded company since 2005. W&T’s Founder, Chairman, Chief Executive Officer and President, Tracy W. Krohn, rang the bell alongside the board of directors of the Company and other employees.

The closing bell was rung on August 4, 2025, at 4:00 p.m. Eastern Time. Interested parties may review the coverage of the bell ringing as well as a video on demand on the NYSE’s website at nyse.com/bell. Videos and photos of the ceremony will be posted on W&T’s web site under the Investors section and shared on the NYSE and W&T social media channels.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of America and has grown through acquisitions, exploration and development. As of June 30, 2025, the Company had working interests in 50 fields in federal and state waters (which include 43 fields in federal waters and seven in state waters). The Company has under lease approximately 629,700 gross acres (491,900 net acres) spanning across the outer continental shelf off the coasts of Louisiana, Texas, Mississippi and Alabama, with approximately 482,200 gross acres on the conventional shelf, approximately 141,900 gross acres in the deepwater and 5,600 gross acres in Alabama state waters. A majority of the Company’s daily production is derived from wells it operates. For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release, including those regarding the Company’s financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, projected costs, industry conditions, potential acquisitions, sustainability initiatives, the outcomes and impact of ongoing litigation, the impact of and integration of acquired assets, and indebtedness are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes, although not all forward-looking statements contain such identifying words. Items contemplating or making assumptions about actual or potential future production and sales, prices, market size, and trends or operating results also constitute such forward-looking statements.

These forward-looking statements are based on the Company’s current expectations and assumptions about future events and speak only as of the date of this release. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, as results actually achieved may differ materially from expected results described in these statements. The Company does not undertake, and specifically disclaims, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements, unless required by law.

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ including, among other things, the regulatory environment, including availability or timing of, and conditions imposed on, obtaining and/or maintaining permits and approvals, including those necessary for drilling and/or development projects; the impact of current, pending and/or future laws and regulations, and of legislative and regulatory changes and other government activities, including those related to permitting, drilling, completion, well stimulation, operation, maintenance or abandonment of wells or facilities, managing energy, water, land, greenhouse gases or other emissions, protection of health, safety and the environment, or transportation, marketing and sale of the Company’s products; inflation levels; global economic trends, geopolitical risks and general economic and industry conditions, such as the global supply chain disruptions and the government interventions into the financial markets and economy in response to inflation levels and world health events; volatility of oil, NGL and natural gas prices; the global energy future, including the factors and trends that are expected to shape it, such as concerns about climate change and other air quality issues, the transition to a low-emission economy and the expected role of different energy sources; supply of and demand for oil, NGLs and natural gas, including due to the actions of foreign producers, importantly including OPEC and other major oil producing companies (“OPEC+”) and change in OPEC+’s production levels; disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver the Company’s oil and natural gas and other processing and transportation considerations; inability to generate sufficient cash flow from operations or to obtain adequate financing to fund capital expenditures, meet the Company’s working capital requirements or fund planned investments; price fluctuations and availability of natural gas and electricity; the Company’s ability to use derivative instruments to manage commodity price risk; the Company’s ability to meet the Company’s planned drilling schedule, including due to the Company’s ability to obtain permits on a timely basis or at all, and to successfully drill wells that produce oil and natural gas in commercially viable quantities; uncertainties associated with estimating proved reserves and related future cash flows; the Company’s ability to replace the Company’s reserves through exploration and development activities; drilling and production results, lower–than–expected production, reserves or resources from development projects or higher–than–expected decline rates; the Company’s ability to obtain timely and available drilling and completion equipment and crew availability and access to necessary resources for drilling, completing and operating wells; changes in tax laws; effects of competition; uncertainties and liabilities associated with acquired and divested assets; the Company’s ability to make acquisitions and successfully integrate any acquired businesses; asset impairments from commodity price declines; large or multiple customer defaults on contractual obligations, including defaults resulting from actual or potential insolvencies; geographical concentration of the Company’s operations; the creditworthiness and performance of the Company’s counterparties with respect to its hedges; impact of derivatives legislation affecting the Company’s ability to hedge; failure of risk management and ineffectiveness of internal controls; catastrophic events, including tropical storms, hurricanes, earthquakes, pandemics and other world health events; environmental risks and liabilities under U.S. federal, state, tribal and local laws and regulations (including remedial actions); potential liability resulting from pending or future litigation; the Company’s ability to recruit and/or retain key members of the Company’s senior management and key technical employees; information technology failures or cyberattacks; and governmental actions and political conditions, as well as the actions by other third parties that are beyond the Company’s control, and other factors discussed in W&T Offshore’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q found at www.sec.gov or at the Company’s website at www.wtoffshore.com under the Investor Relations section.

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
Revenues:
Oil	$80,014	$87,716	$110,965	$167,730	$217,980
NGLs	4,715	4,772	8,160	9,487	15,629
Natural gas	34,802	35,109	21,910	69,911	43,526
Other	2,836	2,270	1,722	5,106	6,409
Total revenues	122,367	129,867	142,757	252,234	283,544

Operating expenses:
Lease operating expenses	76,924	71,012	73,987	147,936	144,817
Gathering, transportation and production taxes	5,499	5,659	8,578	11,158	16,118
Depreciation, depletion, and amortization	26,446	32,891	36,674	59,337	70,611
Asset retirement obligations accretion	8,681	8,392	8,400	17,073	16,369
General and administrative expenses	17,670	20,157	21,354	37,827	41,869
Total operating expenses	135,220	138,111	148,993	273,331	289,784

Operating loss	(12,853)	(8,244)	(6,236)	(21,097)	(6,240)

Interest expense, net	9,005	9,492	10,164	18,497	20,236
Loss on extinguishment of debt	—	15,015	—	15,015	—
Derivative (gain) loss, net	(12,047)	2,757	2,374	(9,290)	(2,503)
Other expense (income), net	13,455	(316)	1,250	13,139	6,480
Loss before income taxes	(23,266)	(35,192)	(20,024)	(58,458)	(30,453)
Income tax benefit	(2,382)	(4,615)	(4,636)	(6,997)	(3,591)
Net loss	$(20,884)	$(30,577)	$(15,388)	$(51,461)	$(26,862)

Net loss per common share (basic and diluted)	$(0.14)	$(0.21)	$(0.10)	$(0.35)	$(0.18)

Weighted average common shares outstanding (basic and diluted)	147,847	147,598	146,943	147,723	146,900

W&T OFFSHORE, INC.
Condensed Operating Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
Net sales volumes:
Oil (MBbls)	1,259	1,230	1,382	2,489	2,782
NGLs (MBbls)	245	200	334	445	677
Natural gas (MMcf)	9,285	7,884	8,769	17,169	17,502
Total oil and natural gas (MBoe) (1)	3,052	2,744	3,177	5,796	6,376

Average daily equivalent sales (MBoe/d)	33.5	30.5	34.9	32.0	35.0

Average realized sales prices (before the impact of derivative settlements):
Oil ($/Bbl)	$63.55	$71.31	$80.29	$67.39	$78.35
NGLs ($/Bbl)	19.24	23.86	24.43	21.32	23.09
Natural gas ($/Mcf)	3.75	4.45	2.50	4.07	2.49
Barrel of oil equivalent ($/Boe)	39.16	46.50	44.40	42.64	43.47

Average operating expenses per Boe ($/Boe):
Lease operating expenses	$25.20	$25.88	$23.29	$25.52	$22.71
Gathering, transportation and production taxes	1.80	2.06	2.70	1.93	2.53
Depreciation, depletion, and amortization	8.67	11.99	11.55	10.24	11.07
Asset retirement obligations accretion	2.84	3.06	2.64	2.95	2.57
General and administrative expenses	5.79	7.35	6.72	6.53	6.57

(1)	MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly. The realized prices presented above are volume-weighted for production in the respective period.

W&T OFFSHORE, INC.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$120,723	$109,003
Restricted cash	1,552	1,552
Receivables:
Oil and natural gas sales	58,175	63,558
Joint interest, net	31,659	25,841
Prepaid expenses and other assets	25,835	18,504
Total current assets	237,944	218,458

Oil and natural gas properties and other, net	674,597	777,741
Restricted deposits for asset retirement obligations	23,087	22,730
Deferred income taxes	56,637	48,808
Other assets	31,561	31,193
Total assets	$1,023,826	$1,098,930

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$87,158	$83,625
Accrued liabilities	25,072	33,271
Undistributed oil and natural gas proceeds	53,532	53,131
Advances from joint interest partners	2,430	2,443
Current portion of asset retirement obligations	31,813	46,326
Current portion of long-term debt, net	579	27,288
Total current liabilities	200,584	246,084

Asset retirement obligations	524,980	502,506
Long-term debt, net	349,508	365,935
Other liabilities	17,464	16,182

Commitments and contingencies	34,011	20,800

Shareholders’ deficit:
Preferred stock	—	—
Common stock	2	2
Additional paid-in capital	599,945	595,407
Retained deficit	(678,501)	(623,819)
Treasury stock	(24,167)	(24,167)
Total shareholders’ deficit	(102,721)	(52,577)
Total liabilities and shareholders’ deficit	$1,023,826	$1,098,930

W&T OFFSHORE, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024
Operating activities:
Net loss	$(20,884)	$(30,577)	$(15,388)	$(51,461)	$(26,862)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, amortization and accretion	35,127	41,283	45,074	76,410	86,980
Share-based compensation	2,874	2,087	1,386	4,961	4,418
Amortization of debt issuance costs	740	1,099	1,044	1,839	2,336
Loss on extinguishment of debt	—	15,015	—	15,015	—
Derivative (gain) loss, net	(12,047)	2,757	2,374	(9,290)	(2,503)
Derivative cash receipts (settlements), net	8,241	(5,326)	2,358	2,915	4,957
Deferred income benefit	(2,312)	(5,517)	(4,324)	(7,829)	(3,591)
Changes in operating assets and liabilities:
Accounts receivable	2,041	(1,935)	(7,108)	106	(24,470)
Prepaid expenses and other current assets	238	547	(6,177)	785	(5,744)
Accounts payable, accrued liabilities and other	26,151	(18,858)	26,416	7,293	25,564
Asset retirement obligation settlements	(12,207)	(3,771)	(8,209)	(15,978)	(11,997)
Net cash provided by (used in) operating activities	27,962	(3,196)	37,446	24,766	49,088

Investing activities:
Investment in oil and natural gas properties and equipment	(10,422)	(6,665)	(6,576)	(17,087)	(13,656)
Acquisition of property interests	(311)	(400)	(120)	(711)	(80,635)
Proceeds from sale of oil and natural gas properties	(19)	11,935	—	11,916	—
Insurance proceeds	—	58,500	—	58,500	—
Purchases of furniture, fixtures and other	(11)	(103)	(73)	(114)	(97)
Net cash (used in) provided by investing activities	(10,763)	63,267	(6,769)	52,504	(94,388)

Financing activities:
Proceeds from issuance of long-term debt	—	350,000	—	350,000	—
Repayments of long-term debt	(275)	(384,264)	(275)	(384,539)	(550)
Purchase of government securities in connection with legal defeasance of 11.75% Senior Second Lien Notes	—	(5,889)	—	(5,889)	—
Premium payments and debt extinguishment costs	—	(10,230)	—	(10,230)	—
Debt issuance costs	(436)	(11,042)	(93)	(11,478)	(405)
Payment of dividends	(1,499)	(1,493)	(1,485)	(2,992)	(2,954)
Other	(199)	(223)	(271)	(422)	(754)
Net cash used in financing activities	(2,409)	(63,141)	(2,124)	(65,550)	(4,663)
Change in cash, cash equivalents and restricted cash	14,790	(3,070)	28,553	11,720	(49,963)
Cash, cash equivalents and restricted cash, beginning of period	107,485	110,555	99,239	110,555	177,755
Cash, cash equivalents and restricted cash, end of period	$122,275	$107,485	$127,792	$122,275	$127,792

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Net Debt,” “Adjusted Net Loss,” “Adjusted EBITDA,” “Free Cash Flow” and “PV-10” or are derivable from a combination of these measures. Management uses these non-GAAP financial measures in its analysis of performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies. Prior period amounts have been conformed to the methodology and presentation of the current period.

We calculate Net Debt as total debt (current and long-term portions), less cash and cash equivalents. Management uses Net Debt to evaluate the Company’s financial position, including its ability to service its debt obligations.

Reconciliation of Net Loss to Adjusted Net Loss

Adjusted Net Loss adjusts for certain items that the Company believes affect comparability of operating results, including items that are generally non-recurring in nature or whose timing and/or amount cannot be reasonably estimated. These items include loss on extinguishment of debt, unrealized commodity derivative (gain) loss, net, allowance for credit losses, non-recurring legal and IT-related costs, non-ARO P&A costs, and other which are then tax effected using the Federal Statutory Rate. Company management believes that this presentation is relevant and useful because it helps investors to understand the net loss of the Company without the effects of certain non-recurring or unusual expenses and certain income or loss that is not realized by the Company.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024

	(in thousands)
	(Unaudited)
Net loss	$(20,884)	$(30,577)	$(15,388)	$(51,461)	$(26,862)
Loss on extinguishment of debt	—	15,015	—	15,015	—
Unrealized commodity derivative (gain) loss, net	(2,554)	(882)	2,738	(3,436)	1,616
Allowance for credit losses	197	155	346	352	430
Non-recurring legal and IT-related costs	48	528	4,202	576	4,960
Non-ARO P&A costs	13,856	(197)	1,709	13,659	7,061
Other	(47)	(71)	304	(118)	90
Tax effect of selected items (1)	(2,415)	(3,055)	(1,953)	(5,470)	(2,973)
Adjusted net loss	$(11,799)	$(19,084)	$(8,042)	$(30,883)	$(15,678)

Adjusted net loss per common share (basic and diluted)	$(0.08)	$(0.13)	$(0.05)	$(0.21)	$(0.11)

Weighted average shares outstanding (basic and diluted)	147,847	147,598	146,943	147,723	146,900

(1) Selected items were tax effected with the Federal Statutory Rate of 21% for each respective period.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Adjusted EBITDA/ Free Cash Flow Reconciliations

The Company also presents non-GAAP financial measures of Adjusted EBITDA and Free Cash Flow. The Company defines Adjusted EBITDA as net loss plus net interest expense, loss on extinguishment of debt, income tax (benefit) expense, depreciation, depletion and amortization, ARO accretion, excluding the unrealized commodity derivative (gain) loss, allowance for credit losses, non-cash incentive compensation, non-recurring legal and IT-related costs, non-ARO P&A costs, and other. Company management believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures. Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies. In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The Company defines Free Cash Flow as Adjusted EBITDA (defined above), less capital expenditures, ARO settlements and net interest expense (all on an accrual basis). For this purpose, the Company’s definition of capital expenditures includes costs incurred related to oil and natural gas properties (such as drilling and infrastructure costs and the lease maintenance costs) and equipment but excludes acquisition costs of oil and gas properties from third parties that are not included in the Company’s capital expenditures guidance provided to investors. Company management believes that Free Cash Flow is an important financial performance measure for use in evaluating the performance and efficiency of its current operating activities after the impact of accrued capital expenditures, P&A costs and net interest expense and without being impacted by items such as changes associated with working capital, which can vary substantially from one period to another. There is no commonly accepted definition of Free Cash Flow within the industry. Accordingly, Free Cash Flow, as defined and calculated by the Company, may not be comparable to Free Cash Flow or other similarly named non-GAAP measures reported by other companies. While the Company includes net interest expense in the calculation of Free Cash Flow, other mandatory debt service requirements of future payments of principal at maturity (if such debt is not refinanced) are excluded from the calculation of Free Cash Flow. These and other non-discretionary expenditures that are not deducted from Free Cash Flow would reduce cash available for other uses.

The following table presents a reconciliation of the Company’s net loss income, a GAAP measure, to Adjusted EBITDA and Free Cash Flow, as such terms are defined by the Company:

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024

	(in thousands)
	(Unaudited)
Net loss	$(20,884)	$(30,577)	$(15,388)	$(51,461)	$(26,862)
Interest expense, net	9,005	9,492	10,164	18,497	20,236
Loss on extinguishment of debt	—	15,015	—	15,015	—
Income tax benefit	(2,382)	(4,615)	(4,636)	(6,997)	(3,591)
Depreciation, depletion and amortization	26,446	32,891	36,674	59,337	70,611
Asset retirement obligations accretion	8,681	8,392	8,400	17,073	16,369
Unrealized commodity derivative (gain) loss, net	(2,554)	(882)	2,738	(3,436)	1,616
Allowance for credit losses	197	155	346	352	430
Non-cash incentive compensation	2,874	2,087	1,386	4,961	4,418
Non-recurring legal and IT-related costs	48	528	4,202	576	4,960
Non-ARO P&A costs	13,856	(197)	1,709	13,659	7,061
Other	(47)	(71)	304	(118)	90
Adjusted EBITDA	$35,240	$32,218	$45,899	$67,458	$95,338

Capital expenditures, accrual basis (1)	$(10,445)	$(8,472)	$(8,781)	$(18,917)	$(11,937)
Asset retirement obligation settlements	(12,207)	(3,771)	(8,209)	(15,978)	(11,997)
Interest expense, net	(9,005)	(9,492)	(10,164)	(18,497)	(20,236)
Free Cash Flow	$3,583	$10,483	$18,745	$14,066	$51,168

(1) A reconciliation of the adjustment used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Capital expenditures, accrual basis reconciliation
Investment in oil and natural gas properties and equipment	$(10,422)	$(6,665)	$(6,576)	$(17,087)	$(13,656)
Less: change in accrual for capital expenditures	23	1,807	2,205	1,830	(1,719)
Capital expenditures, accrual basis	$(10,445)	$(8,472)	$(8,781)	$(18,917)	$(11,937)

The following table presents a reconciliation of cash flow from operating activities, a GAAP measure, to Free Cash Flow, as defined by the Company:

	Three Months Ended			Six Months
	June 30,	March 31,	June 30,	June 30,
	2025	2025	2024	2025	2024

	(in thousands)
	(Unaudited)
Net cash provided by (used in) operating activities	$27,962	$(3,196)	$37,446	$24,766	$49,088
Allowance for credit losses	197	155	346	352	430
Amortization of debt issuance costs	(740)	(1,099)	(1,044)	(1,839)	(2,336)
Non-recurring legal and IT-related costs	48	528	4,202	576	4,960
Current tax (benefit) expense (1)	(70)	902	(312)	832	—
Change in derivatives receivable (payable) (1)	1,252	1,687	(1,994)	2,939	(838)
Non-ARO P&A costs	13,856	(197)	1,709	13,659	7,061
Changes in operating assets and liabilities, excluding asset retirement obligation settlements	(28,430)	20,246	(13,131)	(8,184)	4,650
Capital expenditures, accrual basis	(10,445)	(8,472)	(8,781)	(18,917)	(11,937)
Other	(47)	(71)	304	(118)	90
Free Cash Flow	$3,583	$10,483	$18,745	$14,066	$51,168

(1) A reconciliation of the adjustments used to calculate Free Cash Flow to the Condensed Consolidated Financial Statements is included below:

Current tax (benefit) expense:
Income tax benefit	$(2,382)	$(4,615)	$(4,636)	$(6,997)	$(3,591)
Less: Deferred income benefit	(2,312)	(5,517)	(4,324)	(7,829)	(3,591)
Current tax (benefit) expense:	$(70)	$902	$(312)	$832	$—

Changes in derivatives receivable (payable)
Derivatives receivable (payable), end of period	$1,562	$310	$(567)	$1,562	$(567)
Derivatives payable (receivable), beginning of period	(310)	1,377	(1,427)	1,377	(271)
Change in derivatives receivable (payable)	$1,252	$1,687	$(1,994)	$2,939	$(838)

Reconciliation of PV-10 to Standardized Measure

The Company also discloses PV-10, which is not a financial measure defined under GAAP. The standardized measure of discounted future net cash flows is the most directly comparable GAAP financial measure for proved reserves calculated using SEC pricing. Company management believes that the non-GAAP financial measure of PV-10 is relevant and useful for evaluating the relative monetary significance of oil and natural gas properties. PV-10 is also used internally when assessing the potential return on investment related to oil and natural gas properties and in evaluating acquisition opportunities. Company management believes that the use of PV-10 is valuable because there are many unique factors that can impact an individual company when estimating the amount of future income taxes to be paid. Additionally, Company management believes that the presentation of PV-10 provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. PV-10 is not a measure of financial or operating performance under GAAP, nor is it intended to represent the current market value of the Company’s estimated oil and natural gas reserves. PV-10 should not be considered in isolation or as substitutes for the standardized measure of discounted future net cash flows as defined under GAAP. Investors should not assume that PV-10 of the Company’s proved oil and natural gas reserves represents a current market value of the Company’s estimated oil and natural gas reserves. With respect to PV-10 calculated as of an interim date (i.e., other than year-end), it is not practical for the Company to reconcile the PV-10 of its SEC pricing proved reserves as of June 30, 2025 because GAAP does not provide for disclosure of standardized measure on an interim basis.

CONTACT:	Al Petrie	Sameer Parasnis
	Investor Relations Coordinator	Executive VP and CFO
	investorrelations@wtoffshore.com	sparasnis@wtoffshore.com
	713-297-8024	713-513-8654